Exhibit 10.3

Agreement

This Agreement (the “Agreement”) is made and entered into this 29 day of August, 2008, effective as of the 23rd day of June, 2008, by and between Petroleum Development Corporation, a Nevada corporation (the “Company”), and Steven R. Williams (“Williams”).

WHEREAS, the Company employed Williams in the capacity of Chief Executive Officer;

WHEREAS, Williams is a Director of the Company and currently serves as the Chairman of the Board;

WHEREAS, effective as of June 23, 2008, the Company and Williams mutually agreed that Williams shall no longer be employed in the capacity of Chief Executive Officer but shall be employed as an advisor (“Advisor”) of the Company;

WHEREAS, the Company desires to employ Williams to perform the duties and services incident to such position for the Company, and Williams wishes to be so employed by the Company, all upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

1.	Effective Date and Term

The effective date of this Agreement shall be June 23, 2008 (the “Effective Date”).

2.	Place of Employment

The place of employment shall be Marco Island, Florida, unless Williams and the Company agree to an alternative location.

3.	Position and Responsibilities

a.	Position. Williams shall serve as an Advisor of the Company through September 30, 2008 and in such capacity shall report to the Board and be under the general direction and control of the Board.

b.
Responsibilities.  Williams shall perform such managerial duties and responsibilities for the Company as may be reasonably assigned to him by the Board and, while serving as Advisor, shall serve, at no additional compensation, on the Board and in other such positions with any subsidiary corporation of the Company, or any partnership, limited liability company or other entity in which the Company has an interest (herein collectively called “Affiliates”), as the Board may from time to time determine.

c.
Dedication of Professional Services.  Williams shall devote substantially all of his business time, best efforts and attention to promote and advance the business of the Company and its Affiliates and to perform diligently and faithfully all the duties, responsibilities and obligations of his position with the Company. Williams shall not be employed in any other business activity, other than with the Company and its Affiliates, during the Term, whether or not such activity is pursued for gain, profit or other pecuniary advantage without approval by the Compensation Committee of the Board (the "Compensation Committee"), provided, however, that this restriction shall not be construed as preventing Williams from investing his or her personal assets in a business which does not compete with the Company or its Affiliates, where the form or manner of such investment will not require services of any significance on the part of Williams in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor.

d.
Adherence to Standards.  Williams shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company consistent with Employee's position and level of authority.

e.
Minimum Stock Ownership.  Williams agrees to comply with the Company’s minimum stock ownership requirements applicable to Executive Officers.  At such time as he acts solely in the capacity as a Non-Employee Director, he shall maintain a minimum stock ownership in an amount equal to the minimum stock ownership required to be maintained by Non-Employee Directors of the Company, as adjusted from time to time.

4.	Compensation

a.	Base Salary and Retainer

i.
The Company shall pay Williams an annual base salary of $340,000 (the “Base Salary”) commencing on the Effective Date and ending on the date that the Employee no longer is employed as an Advisor.  The Base Salary will be payable in accordance with the ordinary payroll practices of the Company.

ii.
Williams’ Base Salary shall terminate on the first day after Williams is no longer an Advisor to the Company; provided however, that so long thereafter as Williams serves solely as Chairman of the Board, Williams shall be paid a cash retainer of not less than $45,000 on an annualized basis.  Such retainer shall be in addition to the  compensation payable to other Non-Employee Directors of the Company, as adjusted from time to time.

b.
2008 Performance Bonus.  In addition to the Base Salary, Williams shall be eligible for an annual performance bonus (“Bonus”) for 2008 based on the achievement of corporate performance objectives as determined by the Compensation Committee in its sole discretion.  The “Target Bonus” will be 90% of the Base Salary paid to Williams for 2008 in his capacity as Chief Executive Officer and as Advisor, as set forth in the Petroleum Development Corporation Short-Term Incentive Compensation Plan.  However, the Bonus may be more or less than the Target Bonus  (but not to exceed 180% of the Williams Base Salary) based on the level of performance of Williams and the criteria established by and at the sole discretion of, the Compensation Committee.  The Bonus will be paid in cash no later than March 15 of the following year and will be pro-rated for the portion of the year that Williams is in the employ of the Company if less than a full calendar year.  To the extent practicable, the Bonus will meet the requirements for qualified performance-based compensation under Internal Revenue Code Section 162(m).  By way of example, assume Williams had retired on August 31, 2008.  Williams’ Base Salary in the capacity of Chief Executive Officer (a position he held for six months in 2008) is $400,000 per annum and his Base Salary in the capacity of Advisor (a position he held for two months in 2008) is $340,000 per annum.  Therefore, Williams will be entitled to one-half (50%) of the $400,000 Base Salary (based on Williams’ six months in that position) and one-sixth (16.67%) of the $340,000 Base Salary (based on Williams’ two months in that position).  Therefore, the total Base Salary paid to Williams for 2008 would be $256,666.67 ((400,000 x .5) + (340,000 x .1667)).  This amount would be used as the Base Salary for Williams' Bonus calculation.  If the Compensation Committee determines that Williams is entitled to 85% of the Target Bonus, and the Target Bonus is 90% of Williams’ Base Salary, then the Bonus payable to Williams would be $196,350 ($256,666.67 x .90 x .85).

c.	Retirement Compensation. Williams is entitled to two separate non-qualified retirement benefits:

i.
Williams first retirement benefit is set forth in certain of his prior employment agreements, including the Third Modification to Employee's Employment Agreement dated as of January 1, 1999.  Under this first retirement benefit, as of December 31, 2007, Williams has earned a cumulative benefit of $601,930.  The parties expressly acknowledge that this Section 4c.i. amends, restates, and supersedes all prior written documentation relating to Williams’ first retirement benefit.  This cumulative retirement benefit of $601,930 shall continue to increase at a rate of 10.75% compounded annually for each subsequent year after December 31, 2007 that Williams is employed by the Company.  The cumulative amount as of the date that the Employee terminates employment with the Company will be paid in equal annual installments over ten years beginning on July 1 following the date that Williams terminates employment with the Company, without additional earnings on the unpaid balance of the installments.

ii.
Under the second retirement benefit, as of December 31, 2007, the Williams had a cumulative retirement benefit of $450,000 (payable $45,000 per year for ten years without additional earnings on the unpaid balance of the installments) (the “Retirement Payment”).  For each additional year that Williams is employed by the Company, he will earn an additional Retirement Payment equal to the prior year’s annual installment plus $500 for each of the ten years comprising his retirement benefit.  Williams' annual installment at December 31, 2007 equaled $12,000.  For example, if Williams is employed on December 31, 2008, he will be entitled to an additional annual retirement benefit of $12,500 for ten years, resulting in his cumulative retirement benefit being equal to $575,000 (payable $57,500 per year for ten years).  The Retirement Payment will be payable to Williams, or in the event of the Williams’ death, to his estate, beneficiaries, or designees, on the first business day of January in each of the first ten years following the date Williams leaves the service of the Company.

iii.
The non-qualified retirement benefits under i. and ii. will be in addition to any deferred compensation, pension, or other payments Williams has earned under any other previous and subsequent agreements with the Company and any other payments he may be due under the Company’s employee benefit plans.

iv.
Notwithstanding the preceding, at such time as Williams ceases to serve as an Advisor to the Company or other employee position, and continues to serve as the Company's Chairman of the Board or otherwise as a Non-Employee Director, Williams shall be entitled to earn additional retirement benefits, if any, provided to other Non-Employee Directors.

d.	Accelerated Vesting.

i.
One hundred percent (100%) of the then unvested stock options held by Williams will vest on the date that Williams no longer is an Advisor of the Company or other employee position and one hundred percent (100%) of the then unvested restricted stock (excluding the 2007 LTIP shares grant and the 2008 LTIP shares grant) will vest when and if the Williams retires (in a Board-approved retirement) as a Board director (the "Termination Date", and all periods between June 23, 2008 and such date are referred to as the "Term").

ii.
With regard to the LTIP shares, for purposes of the service vesting requirement, fifty percent (50%) of the 2007 and 2008 LTIP shares will vest on the date that Williams no longer is an Advisor of the Company or other employee position and the remaining fifty percent (50%) of the 2007 and 2008 LTIP shares will vest when and if the Employee retires (in a Board-approved retirement) as a Board director.  The 2007 LTIP shares and the 2008 LTIP shares held by the Employee will vest in accordance with the performance targets set forth in the documentation for such LTIP shares.

e.
Other Compensation.  Williams, while an employee of the Company, will continue to be eligible to participate in all other cash or stock compensation plans or programs maintained by the Company, as in effect from time to time, in which other senior executives of the Company are allowed to participate.

5.	Employee Benefits

a.
Participation in Company Benefit Plans.  While an employee, the Company shall provide Williams with coverage under all employee pension and welfare benefit programs, plans and practices commensurate with his positions in the Company and to the extent permitted under the respective employee benefit plan.

b.
Vacation.  Williams will be entitled to twenty (20) days of paid vacation in each calendar year while employed by the Company, to be taken at such times as is reasonably determined by Williams to be consistent with Williams' responsibilities under this Agreement prorated if necessary for partial year service in accordance with Company policies.

c.
Expense Reimbursement.  Williams is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses related to travel, meals, entertaining, and similar items related to such duties and responsibilities.  The Company shall reimburse Williams for all such expenses on presentation by Williams from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.  The Company shall reimburse Williams for reasonable dues and expenses of membership in such club or clubs as the Board deems reasonably necessary for Williams to entertain on behalf of the Company and for costs associated with continuing education and professional dues if approved in advance by the Board.  All expense reimbursements for a calendar year will be paid in the normal course, but no later than March 15 of the following calendar year.

d.
Life and Disability Insurance.  The Company will reimburse Williams during the period of his employment for the cost of life insurance on Williams in the face amount of one million dollars ($1,000,000) with a person or persons named by Williams as either the owner or the beneficiary as Williams shall direct, and the cost of William's current disability policy with scheduled adjustments.  All reimbursements for a calendar year will be paid in the normal course, but no later than March 15 of the following calendar year.    The Company agrees that it will include the Williams under any hospital, surgical, or group health plan or policy adopted generally for the benefit of its employees.  The payment of the premiums for the Employee and his dependents will be determined in accordance with the rules and regulations adopted by the Company for its employees.  In addition to including Williams and his dependents in such plan, the Company shall pay all reasonable hospital, surgical, medical, dental, and prescription expenses of Williams and his dependents not covered by such a plan.  In the event the Company has no group health plan, the Company agrees to pay all reasonable premiums on any health insurance policy obtained by the Williams to provide such coverage.  Following his employment by the Company, Williams and/or his spouse shall be entitled to participate in the group health plan of the Company or its successors for as long as either shall live by paying the same premium as is being charged to an active employee of the Company or its successors for identical coverage.

e.	Automobile. While an employee, Williams will be entitled to use of a Company automobile or payment of a vehicle allowance in accordance with the Company’s policy for executive officers.

6.	Confidential Material and Employee Obligations.

a.
Confidential Material.  Williams shall not, directly or indirectly, either during the Term or thereafter, disclose to anyone (except in the regular course of the Company's business or as required by law), or use in any manner, any information acquired by Williams during his employment by the Company with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company's operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of Williams. Information subject to the provisions of this paragraph will include, without limitation:

i.
Brokers, broker/dealer firms, law firms used to prepare Company and partnership registration statements, due diligence investigations, or other parties involved with the registration, review, or offering of the Company’s securities and drilling programs;

ii.	Names, addresses, and other information regarding investors in the Company’s drilling programs;

iii.
Names, addresses and other information regarding investors who participate with the Company in the drilling, completion or operation of oil and gas wells as joint venture partners, working interest owners, or in any other form of ownership:

iv.	Lists of or information about personnel seeking employment with or who are currently employed by the Company;

v.
Maps, logs, drilling reports and any other information regarding past, planned or possible future leasing, drilling, acquisition, or other operations that the Company has completed or is investigating or has investigated for possible inclusion in future activities;

vi.	Any other information or contacts relating to the Company's drilling, development, fund-raising, purchasing, engineering, marketing, merchandising, and selling activities.

b.
Return of Confidential Material.  All maps, logs, data, drawings and other records and written and digital material prepared or compiled by Williams or furnished to Williams during the Term will be the sole and exclusive property of the Company and none of such material may be retained by Williams upon termination of his employment.  The aforementioned materials include materials on Williams' personal computer.  Williams shall return to the Company or destroy all such materials on or prior to the Termination Date.  Notwithstanding the foregoing, the Williams will be under no obligation to return or destroy public information.

c.
No Solicitation.  Williams shall not, directly or indirectly, either during the Term or for a period of one (1) year thereafter (i) solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions, or affiliates, or otherwise induce such employee to terminate or reduce employment, or (ii) solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions, or affiliates, in each case at any time during the last year of the Term. For purposes of this Agreement, the term "person" includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities, or political subdivisions thereof.

d.
Non-Compete.  Williams shall not, directly or indirectly, either during the Term or for a period of one (1) year thereafter, engage in any Competitive Business in West Virginia, Pennsylvania, Colorado, Utah, Wyoming, North Dakota, Michigan, Ohio, Kentucky, Texas and Tennessee provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over the counter market will not be deemed engaging in any Competitive Business.   “Competitive Business” means the oil and natural gas industry, including oil and gas leasing, drilling, and other operations, syndication and marketing of partnership or other investments related to oil and natural gas operations, or any other business activities that are the same as or similar to the Company’s business operations as its business exists on the Effective Date or on September 30, 2008.

e.
Remedies.  Williams acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Williams of any of the provisions of this Agreement, it is agreed that the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security.  Williams acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Williams from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Williams from engaging in any activities prohibited by this Agreement.  No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

7.	Termination as an Employee

a.	Unless otherwise specified below, the Company shall pay to Williams during October 2008:

i.
The 2008 Performance Bonus provided in Section 4.b, in a lump sum, when 2008 performance data is available to allow the determination of performance-based compensation, but no later than March 15, 2009;

ii.
Any incentive, deferred or other compensation which has been earned or has become payable pursuant to the terms of this Agreement as of September 30, 2008, but which has not yet been paid, provided that the Company shall make such payments under the schedule originally contemplated in the agreement under which they were granted;

iii.
Any unpaid expense reimbursement upon presentation by Williams of an accounting of such expenses in accordance with normal Company practices but not later than March 15 of the year following the year of termination; and

iv.	Any other payments for benefits earned under this or any other employment agreement or plan.

b.	Code Section 409A Compliance.

Except with respect to amounts paid pursuant to a schedule outside of this Agreement, it is intended that amounts payable under this Section 7 not be considered non-qualified deferred compensation subject to Internal Revenue Code Section 409A.  Williams is a Specified Employee under Internal Revenue Code Section 409A, therefore, to the extent such amounts are considered non-qualified deferred compensation payable upon a separation from service under Internal Revenue Code Section 409A, payment of those amounts so deferred under Internal Revenue Code Section 409A may not be made until at least six (6) months following Williams' separation from service of the Company (or, if earlier, the date of death of Williams).

8.
Life Insurance.  The Company may, at any time after the execution of this Agreement, maintain any outstanding life insurance policies and apply for and procure as owner and for its own benefit new life insurance on Williams, in such amounts and in such form or forms as the Company may determine.  Williams shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.  Williams hereby represents that to his knowledge he is in excellent physical and mental condition.

9.
Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement must be in writing and will be deemed to have been duly given when personally delivered, by facsimile transmission, or sent by certified mail, return receipt requested, postage prepaid, or by expedited  (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other  (provided that all notices to the Company must be directed to the attention of the Secretary of the Company ) or to such other address as either party may have furnished  to the other in writing  in  accordance  herewith.  All notices and communication will be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address will be effective only upon receipt.

Company at:                          Petroleum Development Corporation
Attention: Chief Executive Officer
120 Genesis Boulevard
P.O. Box 26
Bridgeport WV  26330

Williams at:                           Steven R. Williams
350 South Collier Blvd.
Marco Island, FL 34145

10.
Successors. This Agreement shall be binding on the Company and any successor to any of its businesses or assets.  Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" means the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section, entitled Successors, by operation of law or otherwise.

11.
Binding Effect.  This Agreement shall inure to the benefit of and be enforceable by Williams' personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Williams should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Williams' estate.

12.
Modification and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Williams and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.	Headings. Headings used in this Agreement are for convenience only and may not be used to interpret or construe its provisions.

14.
Integration, Modification and Waiver.  This agreement constitutes the sole employment agreement between the parties, and any other prior employment agreement, written or oral, is terminated.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.	Amendments. No amendments or variations of the terms and conditions of this Agreement will be valid unless the same is in writing and signed by all of the parties hereto.

16.
Survival of Obligations.  The provisions of Section 5.e. and Section 6 of this Agreement will continue to be binding upon Williams and Company in accordance with their terms, notwithstanding the termination of Williams' employment with the Company for any reason or the expiration of this Agreement.

17.
Severability.  The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.  It is expressly understood and agreed that while the Company and Williams consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Williams, the provisions of such clause will not be rendered void but will be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

18.	Governing Law. This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws.

19.
Arbitration.  Any controversy or claim arising out of or relating to this Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief, will be settled by arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party.  The evidentiary and procedural rules in such proceedings will be kept to the minimum level of formality that is consistent with the Rules. The Company shall name one arbitrator, Williams shall name a second and the two arbitrators so chosen shall name a neutral, third arbitrator, who shall serve as the sole arbitrator of the controversy or claim.  The third arbitrator must be experienced in the matters in dispute.  In the event that the third and sole arbitrator is not agreed upon, the American Arbitration Association shall name him or her.  Arbitration will occur in Bridgeport, West Virginia, or such other location agreed to by the Company and Williams.  The award made by the third arbitrator will be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code.  The prevailing party will be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees incurred in connection with the arbitration and any judicial proceedings related thereto.

20.
Executive Officer Status.  Williams acknowledges that he is a director of the Company for purposes of the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act") and, as such, he shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner. In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, Williams shall provide to the Company such information about Williams as the Company shall reasonably request including, but not limited to, information relating to personal history and stockholdings.  Williams shall immediately report to the General Counsel of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company Common Stock deemed to be beneficially owned by Williams and/or any members of Williams' immediate family.

21.
Pronouns.  All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require. As used in this Agreement: (1) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender, (2) words in the singular shall mean and include the plural and vice versa, and (3) the word "may" gives sole discretion without any obligation to take any action.

22.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute but one document.

IN WITNESS WHEREOF, the Company and the Williams have duly executed this Agreement as of the date first above written.

Company	Executive
Petroleum Development Corporation

By: /s/Kimberly Luff Wakim	/s/Steven R. Williams
Kimberly Luff Wakim	Steven R. Williams
Position: Chair of the
Compensation Committee